Exhibit 99

Contact:	Jacob Inbar
President and Chief Executive Officer,
(805) 388-1345, Ext. 201

                                                                                                                                            FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS SECOND QUARTER RESULTS

                CAMARILLO, California — November 4, 2004 — AML Communications, Inc. (AMLJ.OB) today announced results for the second quarter ended September 30, 2004.

         Net sales for the second quarter were $1.9 million compared with $1.7 million for the same period a year earlier.  AML Communications, Inc. reported a net income for the quarter of $18,000 or $0.00 per share, compared with a net income of $331,000 or $0.04 per share, for the same period a year ago.  Net income for the six months ended September 30, 2004, was $343,000 or $0.04 per share, compared with a net income of $554,000 or $0.07 per share for the same period last year.

         Jacob Inbar, President and Chief executive officer said: “The July through September quarter was marked by dedication of significant resources to new product design and development plus the challenges associated with first shipments of new products. We move into Q3 with relatively strong backlog and with many of the production start-up challenges behind us.”

          AML Communications, Inc. will hold a conference call to review Q2 FY2005 financial results and ongoing operations at 11:00 AM Pacific Time, November 4, 2004. Leading the call will be Jacob Inbar, President and Chief Executive Officer. He will be joined by Susan Fite, Director of Finance and Ed McAvoy, VP Sales and Marketing.

          To take part in the conference call, dial 888-803-5993. Then state the Conference Code: 1994902, or state AML Communications. We look forward to speaking with you on November 4, 2004. If you should have any questions please contact Susan Fite at 805-388-1345 x 208.

AML Communications is a designer, manufacturer and marketer of Amplifiers and Sub-systems that address the Defense microwave markets. The Company’s Web site is located at http://www.amlj.com

The information contained in this press release contains certain forward-looking statements that involve risks and uncertainties, such as the statements of the Company’s plans, objectives, expectations and intentions.  The Company’s actual results could differ materially from those indicated by such statements as a result of various factors including: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers; general economic conditions; limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the Company’s customers’ marketplaces; intensely competitive industry conditions with increasing price competition; business conditions; and, growth in the wireless communications market, as well as those factors discussed in the Company’s Form 10-KSB and Form 10-QSB on file with the SEC.

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AML COMMUNICATIONS, INC.

Selected Financial Information

(In $000’s, except for per share information)

	Three Months Ended		Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003

Net sales	$1,882,000	$1,729,000	$4,057,000	$3,277,000
Cost of goods sold	1,097,000	805,000	2,337,000	1,636,000
Gross profit	785,000	924,000	1,720,000	1,641,000

Operating expenses:
Selling, general & administrative	537,000	379,000	947,000	644,000
Research and development	199,000	174,000	382,000	373,000
SAE	736,000	553,000	1,329,000	1,017,000

Profit (loss) from operations	49,000	371,000	391,000	624,000

Other (expense) income, net	(31,000)	14,000	(48,000)	(16,000)
Profit (loss) before provision for income taxes	18,000	385,000	343,000	608,000
Provision for income taxes	——	54,000	——	54,000

Net profit (loss)	18,000	$331,000	343,000	$554,000

Basic earnings (loss) per common share	$0.00	$0.04	$0.04	$0.07
Basic weighted average number of shares of common stock outstanding	9,976,000	7,832,000	9,064,000	7,831,000
Diluted earnings (loss) per common share	$0.00	$0.03	$0.03	$0.06
Diluted weighted average number of shares of common stock outstanding	11,840,000	9,616,000	10,688,000	9,615,000

AML COMMUNICATIONS, INC.

Selected Financial Information

(In $000’s, except for per share information)

	For the six months ended
	September 30, 2004	March 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$1,820,000	$977,000
Accounts receivable, net of allowance for doubtful accounts of $43,000 at September 30, 2004	860,000	665,000
Inventories, net	1,595,000	1,115,000
Other current assets	109,000	136,000
Total current assets	4,384,000	2,893,000

Property and Equipment, at cost	4,148,000	3,585,000
Less: Accumulated depreciation and amortization	(3,481,000)	(3,177,000)
Property and Equipment, net	667,000	408,000
Intangible Assets:
Technologies, net	930,000	—
Patents	181,000	—
Customer lists, net	301,000	—
Trademarks	181,000	—
Other Assets	35,000	43,000
Total Assets	$6,679,000	$3,344,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$187,000	$355,000
Line of Credit	100,000	80,000
Current portion of capital lease obligations	84,000	114,000
Accrued expenses:
Accrued payroll and payroll related expenses	192,000	229,000
Accrued income taxes	292,000	98,000
Other accrued liabilities	134,000	148,000
Total current liabilities	989,000	1,024,000

Notes payable — officers, net	284,000	276,000
Notes payable — investors, net	41,000	40,000
Deferred Taxes	11,000	—
Capital Lease Obligations, net of current portion	24,000	74,000
Total liabilities	1,349,000	1,414,000
Stockholders’ Equity:
Common stock, $0.01 par value:15,000,000 shares authorized; 9,975,866 shares issued and outstanding at Sept 30, 2004.	100,000	73,000

Capital in excess of par value	13,369,000	10,338,000
Accumulated deficit	(8,139,000)	(8,481,000)
Total stockholders’ equity	5,330,000	1,930,000
	$6,679,000	$3,344,000